Schedule A to the

EXPENSE CONTRACT

between

FIDELITY SUMMER STREET TRUST: FIDELITY DISRUPTIVE COMMUNICATIONS FUND

Class	Annualized Rate (bp)	Effective Date
Loyalty Class 1	75	March 11, 2020

Loyalty Class 2	50	March 11, 2020

Class F	0	March 11, 2020

Fidelity Summer Street Trust
on behalf of Fidelity Disruptive Communications Fund

	By	/s/Stacie M. Smith
Stacie M. Smith President and Treasurer

FIDELITY MANAGEMENT & RESEARCH
COMPANY LLC

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/Christopher J. Rimmer
Christopher J. Rimmer Treasurer